SUB-ITEM 77D

MFS Global Value Fund (the "Fund"), a series of MFS Series Trust X, added disclosure to its "Principal Investment Policy" section in the Funds' prospectus. The disclosure that was added pertains to the restriction of the Fund's ability to invest in initial public offerings. A description of this disclosure is described in a supplement to the Fund's current prospectus filed with the Securities and Exchange Commission on April 15, 2004. Such description is incorporated herein by reference.